Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE RELEASE

DAVID ZINN, CPA JOINS INYX
AS VICE PRESIDENT, FINANCE

NEW YORK - May 16, 2006 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on niche drug delivery technologies and products, announced today that David Zinn, CPA has joined the company in the position of Vice President, Finance.

Jack Kachkar, M.D., Chairman and CEO of Inyx, said, “We are pleased to have Mr. Zinn as a member of the Inyx management team. His responsibilities include supervising the integration of financial controls between Inyx’s operations in North America and Europe as well as strategic financial planning, financial systems development and financial auditing/reporting functions.”

“I am very pleased to be part of Inyx and look forward to contributing to the continued growth and financial strength of the company. Inyx is building a strong platform for identifiable growth as a vertically integrated, specialty pharmaceutical company with a truly global strategy,” said Mr. Zinn.

Prior to joining Inyx, Mr. Zinn served as Audit Partner at the accounting firm of Infante and Company where he led the firm’s Securities and Exchange Commission practice. Before then, he served as Chief Financial Officer of Electrolytic Technologies Corporation. His career in public accounting includes auditing small and large public companies. Mr. Zinn held the positions of Manager at Arthur Andersen, LLP and Senior at PriceWaterhouseCoopers, LLP.

About Inyx
Inyx, Inc. is a specialty pharmaceutical company with niche drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxgroup.com.

Safe Harbor
Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For more information, please contact:

Jay Green, Executive VP, jgreen@inyxgroup.com
Bill Kelly, VP Investor Relations & Corporate Communications, bill.kelly@inyxgroup.com
Inyx, Inc.
212-838-1111